Southern First Bancshares, Inc.

Investor Meetings
August 6th – 8th, 2019

Forward Looking Statements:

During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First's actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First's operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

Corporate Profile:


NORTH CAROLINA
Greensboro
Raleigh
Asheville
Charlotte
Greenville
Atlanta
Columbia
SOUTH CAROLINA
Augusta
GEORGIA
Charleston
Savannah

Southern First markets:

- Greenville, SC: 2000
- Columbia, SC: 2007
- Charleston, SC: 2012
- Raleigh, NC: 2016
- Atlanta, GA: 2017
- Greensboro, NC: 2018

Corporate Profile:

- Overview:
  - Headquartered in Greenville, South Carolina
  - 18 year old bank
  - Offices in Greenville, Columbia, Charleston, Raleigh, Atlanta, Greensboro
- Financial snapshot (as of June 30, 2019)

– Total assets:	$2.1 billion
– ROAA:	1.43% *
– ROAE:	15.72% *
– NPA's:	.27%
– Efficiency ratio:	55%
– TCE:	8.97%
– Total risk-based capital:	12.31%

* Annualized based on Q2 2019

SFST – Q2 2019 Highlights

- Net income increased to $7.2 million
  - $.93 per diluted share – 31% increase over Q2 2018
- Return on average assets = 1.43% (1)
- Return on average equity = 15.72% (1)
- Total deposits increased 18% to $1.85 billion (2)
- Loans increased 18% to $1.81 billion (2)
- Book value increased 16% to $25.12 per share (2)
- Strong growth in noninterest income led by mortgage team

(1) Annualized based on Q2 2019
(2) Compared to Q2 2018

SFST Book Value


$26.00
$24.00
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$25.12
(16% increase)
$21.66
(11% increase)
$19.52
(21% increase)
$16.11
(15% increase)
$14.06
June '15
June '16
June '17
June '18
June '19

SFST Earnings per Share



$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$-
$.93
(31% increase)
$.71
(45% increase)
$.49
(0% increase / capital raise)
$.49
(26% increase)
$.39
June '15
June '16
June '17
June '18
June '19

Southern First Bancshares

Growing Shareholder Value

- Growth – organic strength in each market
- Performance – earnings / risk management
- Model – technology / efficient structure
- Markets – attractive markets in SC, NC, & GA
- Leadership – performance driven

Southern FIRST